Exhibit 10.4
Form of Consent to Temporary Wage Reduction

____________, 2020
As of the date hereof, I voluntarily consent to Ribbon Communications Inc.’s and its subsidiaries’ (collectively, “Ribbon” or the “Company”) reduction of my current base salary in an amount equal to 20%1 beginning in the first payroll cycle following May 15, 2020 (the “Temporary Wage Reduction”). I understand and agree that this Temporary Wage Reduction is a result of the current economic downturn impacting the Company’s business. I further understand that the Temporary Wage Reduction will be in effect for at least 60 days, but in any event as long as it takes the Company to recover from the current economic downturn. I acknowledge that, to the extent possible and legally permissible, the Temporary Wage Reduction will not result in a reduction in compensation based employer and employee contributions to employee benefits schemes in which I am a participant.
I understand that my consent or refusal to consent to the Temporary Wage Reduction does not prohibit the Company from taking lawful cost reduction measures in the future, including during the Temporary Wage Reduction. I further understand that if: (i) I am laid off in a reduction in force or otherwise terminated due to no fault of my own during the Temporary Wage Reduction period; and (ii) I am eligible for severance under an agreement with, or policy of, the Company as a result of such termination, I will receive Company paid severance under the terms and conditions of such agreement or policy calculated based on my regular base salary as if the Temporary Wage Reduction had never occurred.
I further agree that, by consenting to this Temporary Wage Reduction, I cannot subsequently claim that such a reduction constitutes a basis, in part or in whole, for a “Good Reason” termination under my severance agreement (or any similar voluntary resignation that may result in severance or similar payments under an employment or similar agreement or arrangement), constructive dismissal, breach of contract, or other violation of applicable law.
Finally, I understand and agree that my current base salary is amended by this consent until the Temporary Wage Reduction is no longer in effect.
[To be acknowledged and date stamped]
1 50% with respect to the President & Chief Executive Officer

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